UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

Midwest Holding Inc.
(Exact name of registrant as specified in its charter)

Nebraska	000-10685	20-0362426
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2900 South 70th Street, Suite 400
Lincoln, Nebraska 68506
(Address of principal executive offices) (Zip Code)

(402) 489-8266
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2015, Midwest Holding Inc., a Nebraska corporation (“Midwest”), First Wyoming Capital Corporation, a Wyoming corporation (“First Wyoming”), and Midwest Acquisition, Inc., a Wyoming corporation and wholly-owned subsidiary of Midwest (“Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Subsidiary will, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, merge with and into First Wyoming (the “Merger”), the separate corporate existence of Merger Subsidiary will cease and First Wyoming will be the successor or surviving corporation of the Merger and a wholly owned subsidiary of Midwest. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, although the parties will not be seeking an opinion from the Internal Revenue Service or legal counsel verifying the tax-free nature of the reorganization.

Upon consummation of the Merger, First Wyoming will become a wholly owned subsidiary of Midwest and, subject to the terms and conditions of the Merger Agreement, holders of First Wyoming common stock (except Midwest) will receive, in exchange for each share of First Wyoming common stock, 1.37 shares of Midwest's voting common stock. Any fractional shares of Midwest stock will be rounded to the nearest whole share. Midwest owns 22.3% of the outstanding shares of common stock of First Wyoming.

The respective boards of directors of Midwest, First Wyoming and Merger Subsidiary have determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of, their respective stockholders, and have unanimously approved the Merger and the Merger Agreement. The transactions contemplated by the Merger Agreement are subject to, among other closing conditions, approval of First Wyoming's shareholders at a special shareholders' meeting to be called and held by First Wyoming and the filing and effectiveness of a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”).

The parties to the Merger Agreement intend to consummate the Merger as soon as practicable upon receiving approval of the First Wyoming shareholders and from the insurance regulators.

Midwest and First Wyoming have made customary representations and warranties in the Merger Agreement and agreed to certain customary covenants, including covenants regarding operation of their respective business prior to the consummation of the Merger.

The Merger Agreement contains certain termination rights for both Midwest and First Wyoming, including, among other things, if (i) the Merger is not consummated on or before December 28, 2015, (ii) more than 2.5% of the shares of First Wyoming properly perfect appraisal (dissenter) rights, or (iii) regulatory approval is not obtained.

As indicated above, the Merger Agreement contains representations and warranties by each of the parties. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Midwest, on the one hand, and First Wyoming, on the other hand. Accordingly, the representations and warranties and other disclosures in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Midwest or First Wyoming at the time they were made or otherwise.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is filed as Exhibit 10.1 to this report, and which is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This report contains certain forward-looking statements about Midwest including statements that involve risks and uncertainties concerning Midwest's proposed transaction with First Wyoming. Actual events or results may differ materially from those described, expressed or implied in this report due to a number of risks and uncertainties, many of which are beyond the control of Midwest. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, general economic conditions, industry specific conditions and the possibility that Midwest may be adversely affected by other economic, business, and/or competitive factors. Please refer to the documents that Midwest files with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important business risks, financial and operational matters of Midwest. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Midwest. Midwest is under no duty to update any of the forward-looking statements after the date of this document.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Plan and Agreement of Merger by and among First Wyoming Capital Corporation, Midwest Holding Inc. and Midwest Acquisition, Inc. dated July 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST HOLDING INC.

	By:	/s/ Mark A. Oliver
	Name:	Mark A. Oliver
Date: August 4, 2015	Title:	Chief Executive Officer